Exhibit  10.39

                   AMENDMENTS TO EMPLOYMENT LETTER AGREEMENT

January 21, 2014

Mr. Timothy J. Cunningham

Re:	Amendments to Employment Letter Agreement

Dear Tim:

The purpose of this correspondence is to amend your employment letter agreement with Schawk, Inc. (the “Company”) dated September 18, 2008 (the “Agreement”).  The following amendments to the Agreement are effective as of January 1, 2014, as follows:

1.	Section 3(a) shall be amended to replace the number “$375,000” with “$395,000”.

2.	Section 7(b)(ii) and Section 7(c)(ii) are amended to read as follows (with additions shown underlined):

“subject to Section 7(g) and, as applicable, Section 12(b)(i),”

3.	The following clause shall be added to the end of Section 7(b)(ii)(A):

“beginning with the first payroll period following your execution and non-revocation of the release described in Section 7(g) and in accordance with Section 12(b)(i), as applicable, and the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to you during the period beginning on the effective date of termination and ending on the first payment date had no delay (if any) been imposed.”

4.	Section 7(b)(ii)(B) and Section 7(c)(ii)(A) shall be amended to replace the phrase “2 weeks” with “60 days”.

5.	Section 7(g) shall be amended to read as follows (with additions shown underlined):

Release.  Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agree that any and all payments to which you are entitled under this Section 7 which are described as being subject to this Section 7(g) and, as applicable, Section 12(b)(i), are conditioned upon and subject to your (or in the case of your death, your personal representative's) execution of, and not having revoked within any applicable revocation period, a general release and waiver within 60 days following the effective date of termination, in such reasonable and customary form as shall be prepared by the Company, of all claims you or your estate may have against the Company and its directors, officers, subsidiaries and affiliates, except as to (i) matters covered by provisions of this Agreement that expressly survive the termination of this Agreement and (ii) rights to which you are entitled by virtue of your participation in the employee benefit plans, policies and arrangements of the Company.

6.	New Sections 12(b)(i) and 12(b)(ii) shall be added to the end of Section 12(b) of the Agreement, as follows:

“(i)          If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), then any severance payments contingent upon a release and that would otherwise occur during the portion of the Crossover 60-Day Period that falls within the first year will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

(ii)          To the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which you participate during the term of your employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Code Section 409A, (A) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year, (B) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (C) subject to any shorter time periods provided herein or in the expense reimbursement policies of the Company, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.”

7.	In all other respects, the Agreement remains in full force and effect.

If you agree to and accept these amended terms to your Agreement, please so indicate by executing below and returning a signed copy to me.

Very truly yours, SCHAWK, INC.
By: /s/David A. Schawk David A. Schawk President and Chief Executive Officer

I have read the foregoing and agree to the terms as set forth therein.

/s/Timothy J. Cunningham Timothy J. Cunningham
Date: January 21, 2014